JPMorgan Funds - Undiscovered Managers Funds
Rule 10f-3 Transactions
For the period from September 1, 2013 to February 28, 2014

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Realty Income Fund
Trade Date 10/30/2013
Issuer Brixmor Property Group Inc. (BRX) IPO
Cusip 11120U10
Shares 107,200
Offering Price $20.00
Spread $1.00
Cost $2,144,000
Dealer Executing Trade Wells Fargo Securities
% of Offering  purchased by firm 1.54%
Syndicate Members BofA Merrill Lynch / Citigroup / J.P. Morgan / Wells Fargo Securities / Barclays / Deutsche Bank Securities / RBC Capital Markets / UBS Investment Bank / Blackstone Capital Markets / Baird / Evercore / KeyBanc Capital Markets / Mitsubishi UFJ Securities / PNC Capital Markets LLC / Sandler O'Neill + Partners, L.P. / Stifel / SunTrust Robinson  Humphrey
Fund Undiscovered Managers Behavioral Value Fund
Trade Date 9/19/2013
Issuer Fifth Street Finance Corp. (FSU) Secondary
Cusip 31678A10
Shares 151,500
Offering Price $10.31
Spread $0.31
Cost $1,561,965
Dealer Executing Trade Barclays Capital
% of Offering  purchased by firm 0.09%
Syndicate Members Morgan Stanley, Barclays, Deutsche Bank, Goldman sachs, JPMorgan, Keefe Bruette & Woods, Oppenheimer, RBC, UBS, Wells fargo, Maxim Group, National Securities, SMBC